Exhibit 99.1

HomeBanc Corp. Announces Completion of its Initial Public Offering

ATLANTA, Georgia, July 19, 2004 — HomeBanc Corp. (NYSE: HMB) announced today the completion of its initial public offering of 34,500,000 shares of its common stock (the “Common Stock”), including 4,500,000 shares of Common Stock sold to the underwriters to cover over-allotments, at a price to the public of $7.50 per share. In addition, HomeBanc Corp. completed the sale of 4,250,000 shares of its Common Stock to GTCR Fund VII/A, L.P. at a price of $7.02 per share. The Common Stock is listed on the New York Stock Exchange under the symbol “HMB”.

(Photo: http://www.newscom.com/cgi-bin/prnh/20040719/CLM096 )

The shares of Common Stock were sold through J.P. Morgan Securities Inc., Friedman, Billings, Ramsey & Co., Inc., Lehman Brothers Inc., A.G. Edwards & Sons, Inc., William Blair & Company, L.L.C., KeyBanc Capital Markets, a Division of McDonald Investments Inc., and Jackson Securities, LLC, as underwriters. J.P. Morgan Securities Inc. acted as sole book-running manager. J.P. Morgan Securities Inc. and Friedman, Billings, Ramsey & Co., Inc. acted as joint lead managers.

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. HomeBanc Corp. intends to make an election to be taxed as a “real estate investment trust” for income tax purposes.

This press release is not an offer to sell or the solicitation of an offer to buy any securities, and such offers are made only in jurisdictions where permitted pursuant to the prospectus. A copy of the prospectus may be obtained from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081 (212-552-5164).